UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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MAXYGEN, INC.
(Name of the Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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MAXYGEN, INC.
515 Galveston Drive
Redwood City, California 94063

April 17, 2008

To Our Stockholders:

I am pleased to invite you to attend the Maxygen, Inc. 2008 Annual Meeting of Stockholders. The meeting will be held at the offices of Maxygen, 301 Galveston Drive, Redwood City, California 94063, on Friday, May 30, 2008, at 8:30 a.m. local time.

The matters that we expect to act upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

The Board of Directors appreciates and encourages stockholder participation in Maxygen’s affairs and invites you to attend the meeting in person. It is important, however, that your shares be represented at the annual meeting in any event and for that reason we ask that whether or not you expect to attend the meeting, you take a moment to complete, date, sign and return the accompanying proxy in the enclosed postage-paid envelope. You may also vote via the telephone or over the Internet, as described on the enclosed proxy and in the enclosed Proxy Statement. Returning the proxy or voting over the telephone or Internet does not deprive you of your right to attend the meeting and to vote your shares in person.

We thank you for your support and look forward to seeing you at the meeting.

Sincerely,

Russell J. Howard
Chief Executive Officer

MAXYGEN, INC.
515 Galveston Drive
Redwood City, CA 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held on May 30, 2008
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS To Be Held on May 30, 2008
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL NO. 1
CORPORATE GOVERNANCE
PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
RELATED PARTY TRANSACTIONS
STOCKHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
HOUSEHOLDING
ADDITIONAL INFORMATION
OTHER BUSINESS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 30, 2008

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Maxygen, Inc., a Delaware corporation (the “Company” or “Maxygen”), will be held on Friday, May 30, 2008, at 8:30 a.m. local time at the offices of the Company, 301 Galveston Drive, Redwood City, California 94063 for the following purposes:

1. To elect seven directors of the Company, each to serve until the 2009 Annual Meeting of Stockholders and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal. The Company’s Board of Directors intends to present the following nominees for election as directors:

M.R.C. Greenwood	Gordon Ringold
Russell J. Howard	Isaac Stein
Louis G. Lange	James R. Sulat
Ernest Mario

2. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These business items are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 2, 2008 as the record date for identifying those stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. In accordance with Delaware law, for ten days prior to the Annual Meeting, a list of stockholders will be available for inspection in the office of the Corporate Secretary, Maxygen, Inc., 301 Galveston Drive, Redwood City, California. Such list also will be available at the Annual Meeting.

By Order of the Board of Directors

John M. Borkholder
Secretary

Redwood City, California
April 17, 2008

The proxy statement and the accompanying form of proxy are being mailed on or about April 17, 2008 in connection with the solicitation of proxies on behalf of the Board of Directors of Maxygen. All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the Annual Meeting, you are urged to vote your shares as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions on the proxy card. For specific instructions on voting, please refer to the instructions on the proxy card.

MAXYGEN, INC.
515 Galveston Drive
Redwood City, CA 94063

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 30, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Maxygen, Inc., a Delaware corporation (the “Company” or “Maxygen”), for use at the Annual Meeting of Stockholders of the Company to be held on Friday, May 30, 2008 at 8:30 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement of the meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company’s principal executive offices at 301 Galveston Drive, Redwood City, California 94063. The Company’s telephone number is (650) 298-5300.

These proxy solicitation materials, together with the Company’s 2007 Annual Report, are being mailed on or about April 17, 2008 to all stockholders of record as of April 2, 2008 (the “Record Date”).

Record Date

Stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 37,045,663 shares of the Company’s common stock were issued and outstanding and entitled to vote.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked, or by attending the Annual Meeting and voting in person. Attending the Annual Meeting will not, by itself, revoke the proxy.

Voting and Solicitation

Holders of the Company’s common stock are entitled to one vote for each share held as of the Record Date. Holders of common stock do not have cumulative voting rights. Whether you hold shares in your name or through a broker, bank or other nominee, you may vote without attending the Annual Meeting. If shares are not voted in person, you may vote by granting a proxy or, for shares held through a broker, bank or other nominee, by submitting voting instructions to that nominee. Subject to the limitations described below, you may vote by proxy:

(i) by completing, signing and dating the enclosed proxy card and mailing it promptly in the enclosed envelope;

(ii) by telephone; or

(iii) electronically through the Internet.

Voting by Proxy Card

Each stockholder may vote by proxy by using the enclosed proxy card. When you return a proxy card that is properly signed and completed, the shares of common stock represented by your proxy will be voted as you specify on the proxy card. If you hold shares in your name and sign and return the proxy card without giving specific voting instructions, your shares will be voted as recommended by the Company’s Board of Directors as follows:

1. FOR the election to the Board of the seven nominees named in this Proxy Statement.

2. FOR the ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008.

If other matters properly come before the Annual Meeting, the persons appointed to vote the proxies will vote on such matters in accordance with their best judgment. If you own common stock through a broker, bank or other nominee that holds common stock for your account in a “street name” capacity, you should follow the instructions provided by your nominee regarding how to instruct your nominee to vote your shares.

Voting by Telephone or Through the Internet

If you are a registered stockholder (that is, if you own common stock in your own name and not through a broker, bank or other nominee that holds common stock for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 1:00 a.m., Central time, on May 30, 2008. Please see the proxy card provided to you for instructions on how to access the telephone and Internet voting systems. If your shares of common stock are held in “street name” for your account, your broker, bank or other nominee will advise you whether you may vote by telephone or through the Internet. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Solicitation

The Company will pay for the entire cost of proxy solicitations, including preparation, assembly, printing and mailing of proxy solicitation materials. The Company will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock, beneficially owned by others to forward these materials to the beneficial owners of common stock. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials. Proxies may also be solicited by certain of the Company’s directors, officers and employees, without additional compensation, personally or by telephone, facsimile or letter.

Quorum, Abstentions, and Broker Non-Votes

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of common stock outstanding on the Record Date. Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors. If shares are held in “street name” through a bank, broker or other nominee, the nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon. If the nominee is not given specific instructions, shares held in the name of such nominee may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Electronic Access to Proxy Materials and Annual Report

This proxy statement and our 2007 Annual Report are available on our website at www.maxygen.com. Instead of receiving copies of our future annual reports and proxy materials by mail, stockholders can elect to receive an email that will provide electronic links to these documents. Opting to receive your future proxy materials online will save us the cost of producing and mailing documents to your home or business and also will give you an electronic link to the proxy voting site. Please visit www.maxygen.com to enroll for electronic delivery.

Starting next year, we plan to use the new “Notice and Access” method of providing proxy materials and our annual report. If you have not opted to receive an email notification, you will receive by mail a simple “Notice of Internet Availability of Proxy Materials” (the “Notice”) which will direct you to a website where you may access proxy materials online. You will also be told how to request proxy materials (at no charge) via mail or email, as you prefer. You will no longer automatically receive copies of proxy materials by mail. In order to eliminate the mailing of a paper notice and to speed your ability to access the proxy materials and our annual report, we encourage you to sign up for electronic delivery of the Notice.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will elect members of the Company’s Board of Directors (the “Board”) to hold office until the 2009 Annual Meeting of Stockholders and until their respective successors have been elected and qualified or until any such director’s earlier death, resignation or removal. Each nominee listed below is currently a director of the Company. The size of the Board is presently set at seven members. Accordingly, seven nominees will be elected at the Annual Meeting to be the seven directors of the Company. Directors are elected by a plurality (excess of votes cast over opposing nominees) of the votes present in person or represented by proxy and entitled to vote. If signed and returned, shares represented by the accompanying proxy will be voted for the election of the seven nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. Each person nominated for election has agreed to serve if elected and the Company has no reason to believe that any nominee will be unable to serve.

Directors/Nominees

Certain information regarding the nominees is set forth below:

			Director
Name of Nominee	Age	Position Held with the Company	Since

Russell J. Howard, Ph.D.	57	Chief Executive Officer & Director	1998
Isaac Stein(1)	61	Director & Chairman of the Board	1996
M.R.C. Greenwood, Ph.D(2)	65	Director	1999
Louis G. Lange, M.D., Ph.D(1)(3)	59	Director	2005
Ernest Mario, Ph.D.(3)(4)	69	Director	2001
Gordon Ringold, Ph.D.(1)(2)(4)	57	Director	1997
James R. Sulat(1)(2)(4)	57	Director	2003

(1)	Member of the Strategy Committee

(2)	Member of the Corporate Governance and Nominating Committee.

(3)	Member of the Compensation Committee.

(4)	Member of the Audit Committee.

Russell J. Howard, Ph.D., has served as the Company’s Chief Executive Officer and as a director since June 1998. Dr. Howard was elected the Company’s President and Chief Operating Officer in May 1997. Originally trained in biochemistry and chemistry, Dr. Howard has spent over 20 years studying infectious diseases, primarily malaria. Before joining the Company, Dr. Howard was from August 1994 to June 1996 the President and Scientific Director of Affymax Research Institute, an institute employing combinatorial chemistry and high throughput target screening to discover drug leads. Dr. Howard received a B.Sc. in chemistry and biochemistry, a B.SC. in biochemistry (Hons.) and a Ph.D. in biochemistry from the University of Melbourne.

Isaac Stein has served as the Company’s Chairman of the Board of Directors since June 1998 and has been a director since May 1996. Since November 1982, Mr. Stein has been President of Waverley Associates, Inc., a private investment firm. He is a member of and the emeritus Chairman of the Board of Trustees of Stanford University and is a director of American Balanced Fund, Inc., The Income Fund of America, Inc. and Alexza Pharmaceuticals, Inc. He is also a director of the James Irvine Foundation. Mr. Stein received an M.B.A. and J.D. from Stanford University and a B.A. in mathematical economics from Colgate University.

M.R.C. Greenwood, Ph.D., has served as a director since February 1999. Dr. Greenwood has been a professor of nutrition and internal medicine at the University of California (UC), Davis since January 2006. From April 2004 to November 2005, Dr. Greenwood served as Provost and Senior Vice President for Academic Affairs, UC Office of the President. Before being named Provost, Dr. Greenwood was Chancellor of UC Santa Cruz from July 1996 to March 2004 and Dean of Graduate Studies and Vice Provost at UC Davis from July 1989 to July 1996. In addition, from November 1993 to May 1995, Dr. Greenwood took a leave from UC Davis to serve as Associate Director for Science in the White House Office of Science and Technology Policy. She is a member of the Institute of Medicine/National Academy of Sciences as well as a fellow and past President of the American Association for the Advancement of Science. Dr. Greenwood received her Ph.D. in physiology, developmental biology and neurosciences from Rockefeller University.

Louis G. Lange, M.D., Ph.D., has served as a director since December 2005. He was a founder of CV Therapeutics, Inc. and has served as its Chairman and Chief Executive Officer since August 1992. Dr. Lange has served as a trustee on the University of Rochester Board of Trustees since May 1997 and has been a member of the governing body of the Emerging Company Section of the Biotechnology Industry Organization since February 1999. From 1980 to 1992, Dr. Lange served on the faculty of Washington University School of Medicine, including as Chief of Cardiology at Jewish Hospital in St. Louis, Missouri from 1985 to 1992, and as a full Professor of Medicine from 1990 until 1992. Dr. Lange holds an M.D. from Harvard Medical School and a Ph.D. in biological chemistry from Harvard University.

Ernest Mario, Ph.D., has served as a director since July 2001. Since August 2007, Dr. Mario has served as the Chairman of the Board and Chief Executive Officer of Capnia, Inc., a privately held pharmaceutical company. From April 2003 to August 2007, Dr. Mario served as the Chairman of the Board and Chief Executive Officer of Reliant Pharmaceuticals, Inc., a privately held pharmaceutical company. Prior to joining Reliant Pharmaceuticals, he was Chairman and Chief Executive Officer of IntraBiotics Pharmaceuticals, Inc., a biopharmaceutical company, and its predecessor Apothogen, Inc. from January 2002 until April 2003. Dr. Mario was the Chairman and Chief Executive Officer of ALZA Corporation, a pharmaceutical company, from 1997 to 2001 and was Co-Chairman and Chief Executive Officer of ALZA Corporation from 1993 to 1997. Prior to joining ALZA, Dr. Mario served as Chief Executive Officer of Glaxo Holdings plc, a pharmaceutical company, from 1989 to 1993, and as Deputy Chairman from 1992 to 1993. Dr. Mario is also a director of Pharmaceutical Product Development, Inc. and Boston Scientific Corporation. Dr. Mario received a Ph.D. and an M.S. in physical sciences from the University of Rhode Island and a B.S. in pharmacy from the Ernest Mario School of Pharmacy at Rutgers University.

Gordon Ringold, Ph.D., has served as a director since September 1997. Since 2005, Dr. Ringold has served as Chairman and Chief Executive Officer of Alavita Pharmaceuticals, Inc., a private biotechnology company. From 1997 to 2005, Dr. Ringold served as Chairman and Chief Executive Officer of SurroMed, Inc., a biotechnology company focused on novel clinical databases. From March 1995 to February 2000, Dr. Ringold was Chief Executive Officer and Scientific Director of Affymax Research Institute where he managed the development of novel technologies to accelerate the pace of drug discovery. Before serving as Chief Executive Officer of Affymax, Dr. Ringold was the President and Scientific Director of Affymax Research Institute. Dr. Ringold received a Ph.D. in microbiology from University of California, San Francisco in the laboratory of Dr. Harold Varmus before joining the Stanford University School of Medicine, Department of Pharmacology. Dr. Ringold also received a B.S. in biology from the University of California, Santa Cruz. Dr. Ringold is also a director of Alexza Pharmaceuticals, Inc.

James R. Sulat has served as a director since October 2003. Since February 2008, Mr. Sulat has served as the Chief Financial Officer of Memory Pharmaceuticals Corp., a biotechnology company. From May 2005 to February 2008, Mr. Sulat served as Chief Executive Officer of Memory Pharmaceuticals Corp. Mr. Sulat was Senior Executive Vice President and Interim Chief Financial Officer of R.R. Donnelley & Sons Co., a diversified printing company, from

February 2004 until May 2004. From April 2003 to February 2004, Mr. Sulat was Senior Executive Vice President of Moore Wallace Incorporated, a diversified printing company that was acquired by R.R. Donnelley in 2004. From April 1998 to April 2003, Mr. Sulat was Vice President and Chief Financial Officer of Chiron Corporation, a biotechnology company. Mr. Sulat is also a director of Intercell AG, a developer of vaccines for the prevention and treatment of major infectious diseases that is listed on the Vienna Stock Exchange. Mr. Sulat holds a B.S. from Yale University, an M.B.A. from Stanford University and an M.S. in health services administration from Stanford University.

Required Vote

The seven nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them will be elected as directors.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

In December 2004, based upon the recommendation of the Corporate Governance and Nominating Committee, the Board adopted Corporate Governance Guidelines for the Company. These guidelines embody long-standing practices of the Company and also include procedures designed to incorporate current corporate governance best practices. In addition, the Board has adopted a Code of Business Conduct for Employees, Executive Officers and Directors that establishes corporate standards of behavior for all our employees, officers, and directors. Copies of the Company’s Corporate Governance Guidelines and Code of Business Conduct are available on our website at www.maxygen.com under “Corporate Governance.”

Board Composition and Meetings

The Board currently consists of seven members, each of whom is a nominee for election to the Board at the Annual Meeting. The Board met ten times during 2007 and acted by unanimous written consent one time. No nominated director attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served (during the period that he or she served).

Director Attendance at Annual Meeting

The Board and the Company encourages all directors to attend each annual meeting of stockholders. In furtherance of this policy and to maximize the attendance of directors at annual meetings, the Company generally schedules annual meetings of stockholders on the same day, and in the same location, as a regularly scheduled meeting of the Board. All of the Company’s directors attended the 2007 annual meeting of stockholders.

Board Independence

As required under the listing standards of the Nasdaq Global Market (“Nasdaq”) and our Corporate Governance Guidelines, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by the Board. Our Corporate Governance Guidelines require that, on an annual basis, each director complete a Director and Officer Questionnaire identifying any transactions with us in which the executive officer or director or their family members have an interest. Consistent with these considerations, after review of the Director and Officer Questionnaires and all relevant information regarding transactions or relationships between each director or their family members, and the Company, our executive officers and our independent auditors, the Board has affirmatively determined that all of our current directors, except for Dr. Howard, our Chief Executive Officer, and Mr. Stein, the Chairman of the Board, are “independent” within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of the directors, except for Dr. Howard and Mr. Stein, had a relationship with the Company other than as a director and stockholder. Dr. Howard is not independent based on his service as our Chief Executive Officer. Mr. Stein is not independent by virtue of the consulting arrangement between us and Waverley Associates, Inc., a private investment firm for which Mr. Stein is the president and sole stockholder. See “Related Party Transactions.”

Board Committees

Standing committees of the Board include an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and a Strategy Committee. The Board has adopted and maintains charters for each of its standing committees. Copies of the charters of the committees named above are available on our website at www.maxygen.com under “Corporate Governance.”

Audit Committee.  The Audit Committee represents the Board in discharging its responsibilities relating to the accounting, reporting, and financial practices of the Company and its subsidiaries, and has general responsibility for surveillance of internal controls and accounting and audit activities of the Company and its subsidiaries. Specifically, the Audit Committee (i) is directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm, (ii) reviews, prior to publication, the Company’s annual financial statements with management and the Company’s independent registered public accounting firm; (iii) reviews with the Company’s independent registered public accounting firm the scope, procedures and timing of the annual audits; (iv) reviews the Company’s accounting and financial reporting principles and practices; (v) reviews the adequacy and effectiveness of the Company’s internal accounting controls; (vi) reviews the scope of other auditing services to be performed by the independent registered public accounting firm; (vii) reviews the independence and effectiveness of the Company’s independent registered public accounting firm and their significant relationships with the Company; (viii) reviews the adequacy of the Company’s accounting and financial personnel resources; (ix) reviews the Audit Committee charter on an annual basis; (x) reviews with management and the Company’s independent registered public accounting firm quarterly financial results, and the results of any significant matters identified as a result of the auditor’s review procedures, prior to filing any Form 10-Q; and (xi) reviews any other matters relative to the audit of the Company’s accounts and the preparation of its financial statements that the Audit Committee deems appropriate.

During 2007, the Company’s Audit Committee met five times. The membership of the Audit Committee is currently comprised of James R. Sulat (Chairman), Ernest Mario and Gordon Ringold. The Audit Committee is a separately designated standing audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Board has determined that all current members of the Audit Committee are “independent” under applicable Nasdaq listing standards and the rules of the Securities and Exchange Commission, or SEC, regarding audit committee membership. The Board has also determined that Mr. Sulat is an “audit committee financial expert” as defined under SEC rules.

Compensation Committee.  The Compensation Committee reviews and approves all compensation programs applicable to executive officers of the Company, establishes, reviews, and evaluates the overall strategy for employee compensation, reviews and discusses with management the Compensation Discussion and Analysis (which is prepared by management), and prepares a Compensation Committee Report. The Compensation Committee is also responsible for evaluating and making recommendations to our Board regarding director compensation. The Compensation Committee’s processes and procedures for determining executive compensation are described below in “Executive Compensation — Compensation Discussion and Analysis.”

During 2007, the Compensation Committee met two times and acted by unanimous written consent one time. The Compensation Committee is currently comprised of Louis G. Lange (Chairman) and Ernest Mario. The Board has determined that each member of the Compensation Committee is “independent” under applicable Nasdaq listing standards.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee makes recommendations to the Board as to the appropriate size of the Board or any Board committee and reviews the qualifications of candidates for the Board (including those proposed by stockholders) and makes recommendations to the Board on potential Board members (whether created by vacancies or as part of the annual election cycle).

In addition, the Corporate Governance and Nominating Committee establishes procedures for the oversight and evaluation of the Board and management and considers conflicts of interest involving executive officers or Board members. Stockholders wishing to submit recommendations for our 2009 Annual Meeting should submit their proposals to the Corporate Governance and Nominating Committee, in care of our Corporate Secretary in accordance with the time limitations, procedures and requirements described in the section entitled “Stockholder Proposals” below.

Gordon Ringold (Chairman), M.R.C. Greenwood and James R. Sulat are the current members of the Company’s Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee met one time during 2007. The Board has determined that all members of the Corporate Governance and Nominating Committee are “independent” under applicable Nasdaq listing standards.

Strategy Committee.  The Strategy Committee is responsible for periodically examining and reporting to the Board on the Company’s pharmaceutical research and development initiatives and for evaluating potential transactions with regard to implementation of the Company’s strategic goals and objectives.

Isaac Stein (Chairman), Louis G. Lange, Gordon Ringold and James R. Sulat are the current members of the Company’s Strategy Committee. The Strategy Committee did not hold any meetings during 2007.

Communications with the Board

Stockholders and other interested parties may contact any member (or all members) of the Board (including, without limitation, the non-employee directors as a group), any Board committee or any Chair of any such committee by U.S. mail or by e-mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. If by U.S. mail, such correspondence should be sent c/o Corporate Secretary, Maxygen, Inc., 515 Galveston Drive, Redwood City, CA 94063. E-mail messages should be sent to CorporateSecretary@maxygen.com.

All communications received as set forth in the preceding paragraph will be reviewed by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary will make sufficient copies (or forward such information in the case of e-mail) of the contents to send to each director who is a member of the group or committee to which the communication is addressed.

Process for Nominating Directors

The Corporate Governance and Nominating Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting.

In evaluating the suitability of individuals for Board membership or continued Board membership, the Corporate Governance and Nominating Committee takes into account many factors, including whether the individual meets requirements for independence; the individual’s general understanding of the various disciplines relevant to the success of a publicly-traded biotechnology company; the individual’s understanding of the Company’s business; the individual’s professional expertise and educational background; and other factors that promote diversity of views and experience. The Corporate Governance and Nominating Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best achieve the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Corporate Governance and Nominating Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Corporate Governance and Nominating Committee has not established any specific minimum qualification standards for nominees to the Board, although from time to time the Corporate Governance and Nominating Committee may identify certain skills or attributes (e.g., financial experience or product development experience) as being particularly desirable to help meet specific Board needs that have arisen. The Corporate Governance and Nominating Committee does not distinguish between nominees recommended by stockholders and other nominees.

In identifying potential candidates for Board membership, the Corporate Governance and Nominating Committee relies on suggestions and recommendations from the Board, stockholders, management and others. From time to time, the Corporate Governance and Nominating Committee may also retain search firms to assist it in identifying potential candidates for director, gathering information about the background and experience of such candidates and acting as an intermediary with such candidates. Stockholders wishing to suggest candidates to the Corporate Governance and Nominating Committee for consideration as directors must timely submit a written notice to the Corporate Secretary of the Company, whose address is 515 Galveston Drive, Redwood City, CA 94063. The Company’s Bylaws set forth the procedures a stockholder must follow to nominate directors. For a stockholder to nominate a candidate for director at the 2009 Annual Meeting of Stockholders notice of the nomination must be received by the Company prior to January 30, 2009. The notice must include all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the consent of the nominee to be named in the proxy statement as a nominee and to serve as a director if elected). The Corporate Governance and Nominating Committee will consider any nominee properly presented by a stockholder, and will make a recommendation to the Board. After full consideration by the Board, the stockholder presenting the nomination will be notified of the Board’s conclusion. The Company’s Bylaws are available on our website at www.maxygen.com under “Corporate Governance.” Copies of the Company’s Bylaws may also be obtained by writing to the Corporate Secretary at the above address.

Compensation Committee Interlocks and Insider Participation

Louis G. Lange (Chairman) and Ernest Mario are the current members of the Company’s Compensation Committee. None of our executive officers has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. The Company is submitting the Audit Committee’s selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since December 1998. The Company expects that representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

Required Vote

If a quorum is present and voting, the affirmative vote of a majority of the votes cast on the proposal will be required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

The Company’s Bylaws do not require that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Company is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and 2007, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2006	2007

Audit fees(1)	$520,072	$489,546
Audit related fees(2)	15,006	8,500
Tax fees(3)	43,669	62,081
All other fees	—	—

Total	$578,747	$560,127

(1)	Audit fees consisted of professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements and internal control over financial reporting, review of unaudited interim financial statements included in the Company’s quarterly reports on Form 10-Q and consultation regarding financial accounting and reporting standards.

(2)	Audit related fees consisted principally of (i) consultations in connection with certain registration statements and other filings with the SEC and (ii) subscription fees for Ernst & Young LLP’s online research service. Audit related fees in 2006 also included accounting related consultations in connection with treatment of certain consultant stock options.

(3)	Tax fees consisted principally of corporate tax return preparation for the Company’s Danish subsidiary. Tax fees in 2006 included expatriate tax consulting and tax return preparation. Tax fees in 2007 included consultations regarding the audit of the Company’s Danish tax filings by Danish tax authorities.

The Audit Committee has determined that the rendering of non-audit services by Ernst & Young LLP was compatible with maintaining their independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will discuss with the Audit Committee the services expected to be rendered by the independent registered public accounting firm during that year for each of four categories of services.

1. Audit services include audit work performed in the preparation of financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including consultation regarding the proper application of financial accounting and/or reporting standards.

2. Audit related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by the independent registered public accounting firm’s tax personnel, except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, tax advice, and expatriate tax consulting and tax return preparation. Other than tax return preparation for the Company’s Danish subsidiary and consultations regarding the audit of the

Company’s Danish tax filings by Danish tax authorities, the Company currently does not retain its independent registered public accounting firm for corporate tax compliance or corporate tax reporting services.

4. Other services include those associated with services not captured in the other categories. The Company generally does not request such services from the independent registered public accounting firm.

Prior to engagement, the Audit Committee (or as described below, the Chairman of the Audit Committee) pre-approves all audit and permissible non-audit services to be provided by its independent registered public accounting firm. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman of the Audit Committee must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee pre-approved all audit related, tax and other services rendered in 2007 and did not rely on the waiver of pre-approval requirement provided by paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X promulgated under the Exchange Act.

Audit Committee Report1

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Audit Committee has received the letter from the independent accountants required therein. The Audit Committee has also considered whether the independent registered public accounting firm’ provision of non-audit services to the Company is compatible with the auditors’ independence.

The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

The Audit Committee reviewed and discussed Company policies with respect to risk assessment and risk management.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

AUDIT COMMITTEE

James R. Sulat (Chairman)
Ernest Mario
Gordon Ringold

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company’s common stock as of March 31, 2008 by (i) each stockholder that is known by the Company to beneficially own more than 5% of the common stock, (ii) each named executive officer and director and (iii) all of our current directors and executive officers as a group.

	Common Stock
	Beneficially Owned(1)
	Number of	Percentage of
Beneficial Owner	Shares	Shares

GlaxoSmithKline plc(2)	6,554,849	17.7%
980 Great West Road Brentford, Middlesex TW8 9GS, England
Conus Partners, Inc.(3)	2,400,715	6.5
49 West 38th Street, 11th Floor New York, New York 10018
R.A. Investment Group(4)	2,185,323	5.9
200 West Madison, Suite 2500 Chicago, Illinois 60606
Dimensional Fund Advisors LP(5)	1,952,821	5.3
1299 Ocean Avenue Santa Monica, CA 90401
Russell J. Howard(6)	2,245,652	5.8
Lawrence W. Briscoe(7)	1,096,762	2.9
Michael Rabson(8)	1,000,883	2.7
Elliot Goldstein(9)	618,748	1.6
Santosh Vetticaden(10)	125,000	*
Isaac Stein(11)	709,102	1.9
M.R.C. Greenwood(12)	47,250	*
Louis G. Lange(13)	40,000	*
Ernest Mario(14)	82,964	*
Gordon Ringold(15)	444,392	1.2
James R. Sulat(16)	55,000	*
All current directors and executive officers as a group (11 persons)(17)	5,587,726	13.5

*	Less than 1% of Maxygen’s outstanding common stock.

(1)	Information in this table is based on our records and information provided by directors, named executive officers, executive officers and in public filings. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and named executive officers has sole voting and/or investment power with respect to such shares, including shares held in trust. Percentage of ownership is based upon 37,045,663 shares outstanding as of March 31, 2008. Beneficial ownership is calculated based upon SEC requirements. All shares of the common stock subject to options currently exercisable or exercisable within 60 days after March 31, 2008 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person. Unless otherwise indicated in the table, the address of each individual listed in the table is c/o Maxygen, Inc., 515 Galveston Drive, Redwood City, California 94063.

(2)	Based solely upon a Schedule 13G filed with the SEC on February 11, 2000, as amended by Amendment No. 1 thereto, filed with the SEC on July 10, 2001, Amendment No. 2 thereto, filed with the SEC on February 13, 2004, and Amendment No. 3 thereto, filed with the SEC on February 12, 2008. Consists of 6,498,599 shares held by Glaxo Group Limited and 56,250 shares held by GlaxoSmithKline Services Unlimited, in each case for the benefit of GlaxoSmithKline plc. GlaxoSmithKline plc, Glaxo Group Limited and GlaxoSmithKline Services Unlimited are under common control.

(3)	Based solely upon a Schedule 13G filed with the SEC on January 4, 2001, as amended by Amendment No. 1 thereto, filed with the SEC on February 13, 2008.

(4)	Based solely upon a Schedule 13G filed with the SEC on January 4, 2001, as amended by Amendment No. 1 thereto, filed with the SEC on April 6, 2001, Amendment No. 2 thereto, filed with the SEC on February 14, 2005, and Amendment No. 3 thereto, filed with the SEC on February 13, 2008.

(5)	Based solely upon a Schedule 13G filed with the SEC on February 9, 2007, as amended by Amendment No. 1 thereto, filed with the SEC on February 6, 2008. According to the Schedule 13G, Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”) is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (these investment companies, trusts and accounts are collectively referred to as the “Funds”). In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares of Maxygen common stock that are owned by the Funds, and may be deemed to be the beneficial owner of these shares. However, all securities reported in the Schedule 13G are owned by the Funds and Dimensional disclaims beneficial ownership of such securities.

(6)	Includes 448,229 shares held by the Russell J. Howard & Maureen C. Howard Trust, of which Dr. Howard is a trustee and 5,924 shares held by the Maxygen 401(k) Plan. Also includes 1,784,816 shares that are subject to options that are exercisable within 60 days of March 31, 2008.

(7)	Consists of 5,962 shares held by the Maxygen 401(k) Plan and 1,090,800 shares subject to options exercisable within 60 days of March 31, 2008.

(8)	Includes 359,989 shares held by the Rabson/Moritz Family Trust, of which Dr. Rabson is a trustee and 6,118 shares held by the Maxygen 401(k) Plan. Also includes 634,776 shares that are subject to options that are exercisable within 60 days of March 31, 2008. Dr. Rabson resigned as an officer of the Company effective March 31, 2008.

(9)	Consists of shares that are subject to options that are exercisable within 60 days of March 31, 2008.

(10)	Consists of shares that are subject to options that are exercisable within 60 days of March 31, 2008.

(11)	Includes 63,198 shares held by Technogen Enterprises, L.L.C. Mr. Stein is a Managing Member of Technogen Enterprises, L.L.C. and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the limited liability company. Also includes 291,533 shares held by the Stein 1995 Revocable Trust, of which Mr. Stein is a trustee. Also includes 290,000 shares subject to immediately exercisable options, 5,000 of which would be subject to a Maxygen right of repurchase.

(12)	Consists of shares subject to immediately exercisable options, 5,000 shares of which would be subject to a Maxygen right of repurchase.

(13)	Consists of 15,000 shares that are subject to options that are exercisable within 60 days of March 31, 2008 and 25,000 shares subject to immediately exercisable options, 5,000 shares of which would be subject to a Maxygen right of repurchase.

(14)	Includes 80,000 shares subject to immediately exercisable options, 5,000 shares of which would be subject to a Maxygen right of repurchase.

(15)	Includes 63,198 shares held by Technogen Enterprises, L.L.C. Dr. Ringold is a Managing Member of Technogen Enterprises, L.L.C. and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the limited liability company. Also includes 277,996 shares held by the Gordon Ringold and Tanya Zarucki Trust, of which Dr. Ringold is a trustee. Also includes 40,000 shares subject to immediately exercisable options, 5,000 shares of which would be subject to a Maxygen right of repurchase.

(16)	Consists of 15,000 shares that are subject to options that are exercisable within 60 days of March 31, 2008 and 40,000 shares subject to immediately exercisable options, 5,000 shares of which would be subject to a Maxygen right of repurchase.

(17)	Includes shares described in notes (6) and (7) and notes (9) — (16) above. Also includes shares beneficially owned by Grant Yonehiro, which consist of 923 shares held by the Maxygen 401(k) Plan and 248,329 shares subject to options exercisable within 60 days of March 31, 2008. Shares beneficially owned by Dr. Rabson are not included in this amount due to his resignation on March 31, 2008.

Securities Authorized for Issuance Under Equity Compensation Plans

The Company maintains a 2006 Equity Incentive Plan (the “2006 Plan”), a 1997 Stock Option Plan (the “1997 Plan”), a 1999 Nonemployee Directors Stock Option Plan (the “Directors’ Plan”), a 2000 Non-Officer Stock Option Plan (the “Non-Officer Plan”), a 2000 International Stock Option Plan (the “International Plan”) and a 1999 Employee Stock Purchase Plan (the “ESPP”), pursuant to which the Company may grant equity awards to eligible persons. The 1997 Plan was terminated as to new awards on May 30, 2006 in connection with stockholder approval of the 2006 Plan. The 2006 Plan, 1997 Plan, the Directors’ Plan, the Non-Officer Plan, the International Plan and the ESPP are described more fully in Note 8 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

The following table gives information about equity awards under our 2006 Plan, 1997 Plan, Directors’ Plan, Non-Officer Plan, International Plan and ESPP as of December 31, 2007.

	(a)	(b)	(c)
	Number of Securities	Weighted-Average	Number of Securities Remaining
	to be Issued Upon	Exercise Price of	Available for Future Issuance
	Exercise of	Outstanding	Under Equity Compensation
	Outstanding Options,	Options, Warrants	Plans (Excluding Securities
Plan Category	Warrants and Rights	and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders	6,343,508	$13.61	6,577,955	(1)(2)
Equity compensation plans not approved by security holders	4,548,262	$12.62	2,613,110	(3)
Total	10,891,770	$13.20	9,191,065

(1)	The ESPP incorporates an evergreen formula pursuant to which on the first business day of each calendar year, the aggregate number of shares reserved for issuance under the ESPP will increase by a number equal to the lesser of (i) 200,000 shares, (ii) 0.75% of the outstanding shares on the date of the annual increase, or (iii) an amount determined by the Board.

(2)	Of these shares, 1,193,804 shares remain available for purchase under the ESPP.

(3)	The Non-Officer Plan incorporates an evergreen formula pursuant to which on January 1 of each year, the aggregate number of shares reserved for issuance under the Non-Officer Plan will increase by a number equal to the greater of (i) 250,000 shares and (ii) 0.7% of the outstanding shares on the date of the annual increase, or a lower amount determined by the Board. The International Plan incorporates an evergreen formula pursuant to which on January 1 of each year, the aggregate number of shares reserved for issuance under the International Plan is increased by a number equal to 0.6% of the outstanding shares on the date of the annual increase, or a lower amount determined by the Board. On February 29, 2008, the Board determined not to increase the number of shares reserved for issuance under the International Plan for 2008 and all subsequent years. The Board also authorized the deregistration of 2,088,938 shares that had not been issued and were not subject to issuance pursuant to outstanding stock option awards under the International Plan.

EXECUTIVE OFFICERS

Executive officers are elected by the Board and serve at the discretion of the Board. Certain information regarding our executive officers is set forth below:

Name of Executive Officer	Age	Position Held with the Company

Russell J. Howard, Ph.D.	57	Chief Executive Officer & Director
Elliot Goldstein, M.D.	57	Chief Operating Officer
Lawrence W. Briscoe	63	Chief Financial Officer and Senior Vice President
Santosh Vetticaden, M.D., Ph.D	49	Chief Medical Officer and Senior Vice President
Grant Yonehiro	44	Chief Business Officer and Senior Vice President

Russell J. Howard’s biography is set forth under the heading “Proposal No. 1 — Election of Directors.”

Elliot Goldstein, M.D., joined Maxygen in February 2003 as Senior Vice President, Clinical Development and Danish Operations, and was promoted to Chief Operating Officer in January 2006. Prior to joining Maxygen, Dr. Goldstein was Chief Executive Officer of British Biotech, a pharmaceutical research and development company, from September 1998 to November 2002. Prior to joining British Biotech, Dr. Goldstein was, from 1994 to 1998, Senior Vice President, Worldwide Strategic Product Development at SmithKline Beecham, a pharmaceutical company. Prior to joining SmithKline Beecham, Dr. Goldstein held a variety of senior level positions at Sandoz, a pharmaceutical company, in France, Switzerland and the U.S., including Vice President, Clinical Research and Development at Sandoz Research Institute. Dr. Goldstein obtained his M.D. from the University of Aix-Marseille, France.

Lawrence W. Briscoe joined Maxygen in November 2000 as Chief Financial Officer and Senior Vice President. From July 1994 until November 2000, Mr. Briscoe was Chief Financial Officer and Vice President, Finance and Administration of Catalytica, Inc., a company engaged in the application of expertise in catalytic technologies to the pharmaceutical and energy industries. Before joining Catalytica, Mr. Briscoe held various executive and financial positions, including President, Chief Operating Officer and Director at Brae Corporation, Vice President of Corporate Development at Transamerica Corp. and Chief Executive Officer of United States Commercial Telephone Corp. Mr. Briscoe has a M.B.A. from Stanford University, an M.S. in business from the University of Southern California and a B.S. in electrical engineering from the University of Missouri.

Santosh Vetticaden, M.D., Ph.D, joined Maxygen in February 2007 as Chief Medical Officer and Senior Vice President. From April 2003 to February 2007, Dr. Vetticaden was employed by subsidiaries of Johnson & Johnson, including Scios, Inc, a biopharmaceutical company, where he served as Vice President, Clinical Research from April 2003 to August 2006. From June 2000 to April 2003, Dr. Vetticaden served as Senior Director / Global Project Team Leader: Cardiovascular, for Aventis Pharmaceuticals (now Sanofi-Aventis), a pharmaceutical company. Dr. Vetticaden received a B.Pharm. (Honors) from Banaras Hindu University in Banaras, India, an M.D. degree from the University of Maryland and a Ph.D. in pharmacokinetics and pharmacodynamics from Virginia Commonwealth University.

Grant Yonehiro joined Maxygen in May 2003 as Vice President of Business Development, then served as Senior Vice President of Global Business Development & Managing Director of U.S. Operations beginning in January 2006 before being promoted to Chief Business Officer and Senior Vice President, Development Programs in March 2008. From 1996 to 2003, Mr. Yonehiro held various senior management positions at GenVec, Inc., a biopharmaceutical company, including Vice President of Drug Development, Vice President of Commercial Operations, and Vice President of Product Management. Prior to joining GenVec, Mr. Yonehiro held various business development positions at Cell Genesys, Inc., a biopharmaceutical company, Piper Jaffray & Co., an investment bank, and the Technology Transfer Office at Lawrence Berkeley National Laboratory. Mr. Yonehiro

graduated Magna Cum Laude from the University of Minnesota with a Bachelor of Individualized Studies and received his M.B.A. from the Haas School of Business at the University of California, Berkeley.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion describes the principles underlying our executive compensation policies and programs. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and other quantitative information that follows this section.

The primary goal of our executive compensation program is to encourage our management team to pursue our strategic objectives while effectively managing the risks and challenges inherent to a development stage biotechnology company. Specifically, we seek to implement and maintain compensation policies that tie a substantial portion of executive officers’ overall compensation to our progress toward key strategic goals, such as the continued advancement of our drug candidates through preclinical and clinical development, as well as our financial and operational performance.

The principal elements of our executive compensation program are base salary, an annual performance-based cash bonus, long-term equity incentives, currently provided in the form of stock options, and other benefits and perquisites. Our goal is to position the individual elements of our compensation program, as well as the aggregate of these elements, at a level that is commensurate with our size and performance, and is competitive in the biotechnology industry and geographic area in which we compete for talent.

Compensation Philosophy and Objectives

Our executive compensation programs are based on the belief that the interests of the executive officers should be closely aligned with our stockholders. To support this philosophy, a significant portion of each executive officer’s compensation is placed at risk and linked to the accomplishment of specific results that are expected to lead to the creation of value for our stockholders from both the short-term and long-term perspectives. Our compensation policies and programs are designed to:

•	Attract, develop, reward and retain highly qualified and productive individuals;

•	Motivate executive officers to improve our overall performance and reward executive officers when specific results have been achieved;

•	Encourage accountability by adjusting salaries and incentive awards based upon each executive officer’s individual performance, potential and contribution;

•	Tie incentive awards to the performance of our common stock to further reinforce the linkage between the interests of the stockholders and the executive officers; and

•	Ensure compensation levels that are both externally competitive and internally equitable.

While the Compensation Committee considers all elements of compensation and our compensation philosophy when determining individual components of pay and total compensation, it views total cash compensation (consisting of base salary and bonus amounts) as an essential part of achieving the objectives discussed above. As a result, the Compensation Committee sets both salary and bonus targets at a level that it believes are necessary to accomplish these objectives. However, the Compensation Committee does not follow any principles in a mechanical fashion; rather, the members use their experience and judgment in determining the compensation for each individual.

Process for Determining Executive Compensation

Annual Evaluation

Our Compensation Committee typically meets at the end of each year to perform a strategic review of our executive officers’ cash compensation, equity holdings and other benefits, evaluate the performance of the executive officers, determine their annual bonuses for the current year, set their base salaries for the following year, and consider and approve any grants to them of equity incentive compensation for the following year. Our Compensation Committee’s most recent annual evaluation occurred in January 2008.

In establishing our executive compensation policies, compensation programs and setting the specific components of compensation, the Compensation Committee considers several principal factors, including:

•	the compensation philosophy and guiding principles described above;

•	the executive officer’s experience level, industry knowledge, scope of responsibility, current performance, future potential and the overall quality and effectiveness of their leadership at the Company;

•	all of the components of executive compensation, including base salary, incentive compensation under the bonus plan, stock options, benefits and perquisites;

•	the mix of performance pay to total compensation;

•	current and historical compensation levels;

•	internal pay equity among our executive officers; and

•	pay practices at comparable companies in the biotechnology industry.

No specific weighting is applied to these factors. The Compensation Committee may also consider industry conditions, corporate performance versus a peer group of companies and the overall effectiveness of our compensation program in achieving desired performance levels. The Compensation Committee believes these comparisons provide important additional context for determining the appropriate level of compensation for our executive officers.

Periodic Reviews

In addition to its annual evaluations, our Compensation Committee periodically reviews compensation levels and pay structure and other benefits for our executive officers to determine whether they provide adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable positions at other biotechnology companies.

For example, in 2006, the Compensation Committee directed our compensation consultant to perform a comprehensive review of our compensation policies and practices. The analysis indicated that our compensation policies, programs and awards were reasonable and generally competitive with the compensation practices at companies in biotechnology industry with which we compete for talent. However, based on this analysis, the Compensation Committee also determined that adjustments to the cash components of executive compensation were appropriate to ensure that a larger portion of each executive officer’s compensation is placed at risk and linked to the accomplishment of specific results that are expected to lead to the creation of value for our stockholders from both the short-term and long-term perspectives and to better achieve internal pay equity among our executive officers (as discussed below).

To implement this decision, the Compensation Committee determined that the base salary of each executive officer should be subject to only modest annual increases and that the bonus target for each executive officer should be increased. Accordingly, for 2007 the base salary of Dr. Howard, our Chief Executive Officer, remained unchanged from 2006, while his annual bonus target for 2006 was increased from 25% to 40% of base salary and was increased from 40% to 45% of base salary for 2007. The base salaries of the other named executive officers for 2007 reflected increases between 2.4% and 4.8% compared to 2006 and the annual bonus targets of these executive officers for 2007 were increased from 25% to 28.2% of base salary. The base salary of each executive officer for 2008 reflects an increase of 4.0% compared to 2007.

In addition, the Compensation Committee, with the assistance of a compensation consultant, is currently evaluating certain compensation programs and awards, including bonus and equity-based programs, for all employees of the Company, including executive officers. This evaluation includes the determination of strategic objectives, performance goals and bonus targets for the executive officers under the annual cash bonus plan for these officers and whether to grant additional equity compensation, in the form of restricted stock or restricted stock units, to all employees of the Company, including our executive officers, for hiring, retention, promotional or other purposes.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer plays a significant role in the compensation process. The Chief Executive Officer, together with our human resources staff, assists the Compensation Committee by providing annual recommendations regarding the compensation of all employees, including executive officers. However, the Chief Executive Officer does not make recommendations for his own compensation. The Compensation Committee then performs its own evaluation of the executive officers, including the Chief Executive Officer, and exercises its discretion in modifying any recommended compensation or awards to executive officers. The Chief Executive Officer also plays a significant role in discussions with the Compensation Committee, our Board and with our other executive and senior officers to establish the corporate, financial and other strategic objectives that will be used as performance goals in connection with the annual cash bonus award for the executive officers. Other than as described herein, other executive officers have no role in making decisions regarding compensation of our executive officers.

Benchmarking

The Compensation Committee and our management have historically utilized independent compensation surveys and internally prepared reports to understand the compensation levels and pay structure at peer group companies. These surveys have been utilized to compare our compensation levels and pay structure to those of companies in the biotechnology industry with similar size and performance characteristics to ensure that we offer compensation that is competitive within that group of companies; however, the Compensation Committee use its judgment to determine specific pay levels necessary to attract and retain executive talent. In exercising this judgment, the Compensation Committee looks beyond the market data and places significant weight on individual job performance and compensation history, future potential, internal pay equity, retention risk for individual executives, and, in the case of new hires, compensation at former employers.

The Compensation Committee established our current peer group of companies in 2006 with the assistance of a compensation consultant. We believe that the group of public biotechnology companies is representative of the sector in which we operate, and the group was chosen because of each of the companies’ relative market capitalization, geographic location, revenue and therapeutic product focus on proteins and antibodies. Our peer group consists of the following companies:

• Alexion Pharmaceuticals, Inc.	• Curagen Corporation
• Anadys Pharmaceuticals, Inc.	• Cytokinetics, Incorporated
• Antigenics Inc.	• Diversa Corporation
• BioMarin Pharmaceuticals Inc.	• Exelixis, Inc.
• Caliper Life Sciences, Inc.	• ImmunoGen, Inc.
• Cell Genesys, Inc.	• Immunomedics, Inc.
• Cepheid	• Incyte Corporation
• Inhibitex, Inc.	• Regeneron Pharmaceuticals, Inc.
• Insmed Incorporated	• Rigel Pharmaceuticals, Inc.
• InterMune, Inc.	• Seattle Genetics, Inc.
• Isis Pharmaceuticals, Inc.	• Tanox, Inc.
• Kosan Biosciences Incorporated	• Tercica, Inc.
• Nuvelo, Inc.	• Threshold Pharmaceuticals, Inc.
• Peregrine Pharmaceuticals, Inc.	• Xoma Ltd.

For comparison purposes, our annual revenues and market capitalization in 2006 were slightly above the median revenues and market capitalization of the peer group.

Although the Compensation Committee does not establish compensation levels primarily based on benchmarking, it does believe that information regarding compensation practices at other comparable biotechnology companies is useful to ensure that our compensation practices are competitive in the marketplace. Competitive market data is also one of the many factors that the Compensation Committee considers in assessing the reasonableness of compensation. However, the purpose of benchmarking surveys is not to supplant the analyses of the individual performance of the executive officers and internal pay equity that we consider when making compensation decisions and the Compensation Committee has discretion in determining the nature and extent of its use. Further, given the limitations associated with comparative pay information for setting individual executive compensation, the Compensation Committee may elect to not use the comparative compensation information at all in the course of making compensation decisions.

Tally Sheets

As part of its annual review, the Compensation Committee typically reviews tally sheets setting forth all components of compensation, including salary, annual bonus and dollar amounts for perquisites and the value of unexercised stock options, to assist it in balancing these elements. However, no specific weight is assigned to the tally sheets by the Compensation Committee and, except as otherwise described herein, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between short term and long-term compensation, between cash and equity-based compensation, or among different components of compensation. This is due in large part to the small size of our executive team and the need to tailor each executive officer’s award to attract and retain that executive.

Internal Pay Equity

As noted above, our compensation policies and programs are designed, in part, to ensure compensation levels for our executive officers that are both externally competitive and internally equitable. While comparisons to compensation levels at companies in our peer group (discussed above) is helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable in order for us to achieve our corporate objectives.

In 2006, the Compensation Committee analyzed a study of the relationship between our Chief Executive Officer’s total cash compensation and the total cash compensation (consisting of base salary and bonus amounts) of our other executive officers. This study demonstrated, among other things, that the total cash compensation of the Chief Executive Officer was not in line with the compensation of the other executive officers relative to compensation levels at companies in our peer group. Based on this analysis, the Compensation Committee determined that the target level of total cash compensation for the executive officers should be adjusted as described above.

Executive Compensation Components

Base salary

The Compensation Committee views base salary as a critical element of executive compensation because it provides executive officers with a base level of monthly income. Base salary will typically be used to recognize the experience, skills, knowledge and responsibilities required of each executive officer, as well as competitive market conditions. We set the base salary of each of our executive officers at a level we believe enables us to hire and retain individuals in a competitive environment and rewards satisfactory individual performance and a satisfactory level of contribution to our overall business goals.

The base salaries of our executive officers are reviewed on an annual basis and adjustments are made to reflect a cost-of-living increase and some performance-based factors, as well as competitive conditions. Generally, executive salaries are adjusted effective January 1 of each year. The specific base salaries of the named executive officers for 2006 and 2007 are reflected in the Summary Compensation Table on page 23.

Base Salaries for 2006.  The 2006 base salary of Dr. Russell Howard (our Chief Executive Officer), Mr. Lawrence Briscoe (our Chief Financial Officer), Dr. Elliot Goldstein (our Chief Operating Officer), and Dr. Michael Rabson (our former General Counsel) reflected an increase of approximately 10%, 6%, 20% and 6%, respectively, over their 2005 base salary.

Base Salaries for 2007.  As discussed above, the Compensation Committee adjusted base salaries and target bonuses for 2007 so that a larger portion of the potential total cash compensation that such executive officers can earn is performance-based. As a result, base salaries for the named executive officers for 2007 increased only modestly compared to 2006. The 2007 base salary of Dr. Howard remained unchanged from his 2006 salary. The 2007 base salary of Dr. Goldstein, Mr. Briscoe and Dr. Rabson reflected increases of 4.5%, 2.0% and 4.8%, respectively, over 2006 base salary. Dr. Santosh Vetticaden was hired in February 2007 to serve as our Chief Medical Officer and Senior Vice President at an annual base salary of $337,000.

In addition to the base salaries described above, during 2007, we made tax equalization payments to Dr. Goldstein, our Chief Operating Officer, in the aggregate amount of $105,139 pursuant to an arrangement approved by the Compensation Committee. These payments were designed to allow Dr. Goldstein to maintain his then current net income under the Danish expatriate tax regime. The tax equalization payments were originally scheduled to expire in December 2007, but were cancelled upon Dr. Goldstein’s relocation to the United States in August 2007.

Base Salaries for 2008.  The 2008 base salary of each of the named executive officers (other than Dr. Rabson) is set forth in the table below. The salary of each executive officer reflects an increase of 4.0%*(over his respective 2007 salary. In addition, in connection with his promotion to Chief Business Officer in February 2008, the Compensation Committee approved an annual base salary of $300,000 for Mr. Yonehiro.

2008
Name	Base Salary

Russell J. Howard
Chief Executive Officer and Director	$520,520
Elliot Goldstein
Chief Operating Officer	$439,828
Lawrence W. Briscoe
Chief Financial Officer and Senior Vice President	$371,068
Santosh Vetticaden
Chief Medical Officer and Senior Vice President	$350,480

Annual Cash Bonus

We maintain an annual cash bonus plan for executive officers and certain other officers of the Company that the Compensation Committee has designed to ensure that a significant portion of each executive officer’s compensation is placed at risk and linked to the accomplishment of specific results that are expected to lead to the creation of value for our stockholders from both the short-term and long-term perspectives.

Performance Goals.  Annual cash bonus awards are determined based on specified weighting of factors relating to executive officer’s individual performance in supporting and achieving key corporate objectives. Historically, 50% of an executive officer’s bonus award has been based upon achievement of product development goals, including the initiation or continuation of clinical trials or preclinical development, 10% has been based upon the achievement of financial objectives, including the achievement of revenue and cash burn targets, and the remaining 40% of an executive officer’s bonus award has been based upon the achievement of other strategic objectives. These performance targets are established by the Compensation Committee on an annual basis and the executive officers are evaluated in relation to their contribution to the attainment of those targets. Accordingly, this

(* Dr. Goldstein’s base salary for 2008 reflects a 4.0% increase over his base salary of $422,912 for 2007. A portion of Dr. Goldstein’s 2007 salary was paid in Danish kroner and, due to exchange rate fluctuations, Dr. Goldstein’s actual salary for 2007, as reflected in the Summary Compensation Table on page 23 (after conversion back to U.S dollars), was $457,449.

element of executive compensation is earned on the basis of our success in executing our strategic plans, and the individual’s success in supporting that process through individual contributions.

Bonus Ranges and Targets.  For 2006, Dr. Howard was eligible to receive an annual cash performance bonus of between 0 and 100% of his base salary, with a target bonus amount of 40% of his base salary. Our executive officers (other than Dr. Howard) were eligible to receive an annual cash performance bonus of between 0 and 50% of base salary with a target bonus amount for these executive officers of 25% of base salary. Under our annual cash bonus plan for 2007, Dr. Howard was eligible to receive an annual cash performance bonus of between 0 and 100% of his base salary, with a target bonus amount of 45% of his base salary. Our executive officers (other than Dr. Howard) were eligible to receive an annual cash performance bonus of between 0 and 50% of base salary with a target bonus amount for these executive officers of 28.2% of base salary. The Compensation Committee is currently evaluating formal strategic objectives, performance goals and bonus targets for 2008. Bonus payments are paid in one annual payment shortly after the end of each calendar year.

Bonus Awards for 2006.  For 2006, the Compensation Committee determined that Dr. Howard, Dr. Goldstein, Mr. Briscoe and Dr. Rabson earned bonus awards equal to 35%, 25%, 20% and 25%, respectively, of base salary. The specific bonus awards made to the named executive officers under the cash bonus plan in January 2007 for performance in 2006 are reflected in the Summary Compensation Table on page 23.

Bonus Awards for 2007.  For 2007, the Compensation Committee determined that the Dr. Howard, Dr. Goldstein, Mr. Briscoe, Dr. Vetticaden and Dr. Rabson earned bonus awards equal to 45%, 30%, 25%, 30% and 30%, respectively, of base salary. The specific bonus awards made to the named executive officers under the cash bonus plan in February 2008 for performance in 2007 are reflected in the Summary Compensation Table on page 23.

Bonus Awards for 2008.  As noted above, the Compensation Committee is currently evaluating formal strategic objectives, performance goals and bonus targets for 2008.

Long-Term Equity Incentive Program

The Compensation Committee believes that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers, as well as other employees, through the use of equity-based awards. Our equity compensation plans have been established to provide certain of our employees, including our executive officers, with incentives to reward long-term performance and enhance the link between the creation of stockholder value and long-term compensation.

Stock Options.  To date, the Compensation Committee has elected to use stock options as the sole component of equity compensation. Executive officers, as well as other employees, are eligible to receive periodic grants of stock options and other equity awards pursuant to our equity compensation plans, which are administered by the Compensation Committee. Stock options granted by us have an exercise price equal to the fair market value of our common stock on the day of grant, typically vest as to 25% of the underlying shares on the first anniversary of the grant date and as to 1/48 of the underlying shares monthly thereafter based upon continued employment, and generally expire ten years after the date of grant. Vesting and exercise rights cease following a termination of employment. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

In addition to our compensation philosophy and the other factors described above, in determining the number of options to be granted to each executive, the Compensation Committee also evaluates the fair value of the grant in accordance with FASB Statement No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”), the number of option shares granted by position, total annual run rates and total stock options granted on average per employee. The Compensation Committee also gives serious consideration to the amount of equity overhang and stockholder dilution caused by grants of equity compensation and makes its decisions with these factors in mind.

2006 Stock Option Grants.  In 2006, the Compensation Committee approved stock option grants to Dr. Howard, Dr. Goldstein, Mr. Briscoe and Dr. Rabson covering 175,000 shares, 280,000 shares, 87,500 shares and 87,500 shares, respectively. These grants were primarily made as part of our merit-based annual grants, but also include 155,000 options granted to Dr. Goldstein in connection with his promotion to Chief Operating Officer in 2006. The options are subject to the standard vesting and term described above.

2007 Stock Option Grants.  In 2007, the named executive officers were awarded stock options in the amounts indicated in the Grants of Plan Based Awards Table on page 24. These grants were made as part of our merit-based annual grants. The options are subject to the standard vesting and term described above. Dr. Vetticaden received an option grant of 400,000 shares in connection with the start of his employment in February 2007.

2008 Stock Option Grants.  In January 2008, as part of our merit-based annual grants, the Compensation Committee approved stock option grants to Dr. Howard, Dr. Goldstein, Mr. Briscoe, Dr. Vetticaden and Dr. Rabson covering 175,000 shares, 125,000 shares, 87,500 shares, 100,000 shares and 100,000 shares, respectively. In addition, in connection with his promotion to Chief Business Officer in February 2008, the Compensation Committee approved an increase to Mr. Yonehiro’s annual option grant to 100,000 shares. An option representing 25% of the total underlying shares was granted to each executive officer on each of February 1, 2008 (or January 2, 2008 in the case of Mr. Yonehiro) and April 1, 2008 and options representing the remaining underlying shares will be granted to each executive officer (other than Dr. Rabson) in two equal installments on July 1, 2008 and October 1, 2008. The options are subject to the standard vesting and term described above. The Compensation Committee also is currently evaluating whether to grant additional equity compensation, in the form of restricted stock or restricted stock units, to all employees of the Company, including our executive officers.

Policies with Respect to Equity Compensation Awards.  In advance of any actual grant, we generally plan stock option grant dates and have the grants approved by the Compensation Committee, or its designee. We typically grant stock options upon the commencement of employment, following a promotion or significant change in job responsibilities and annually as part of our merit-based annual grants. Newly hired or promoted employees, other than executive officers, typically receive their award of stock options on the first business day of the month following their start date or promotion. Newly hired executive officers who are eligible to receive options are awarded such options on or after their date of hire based on the approval of the Compensation Committee. Annual, merit-based stock option grants, including annual grants to our executive officers, are typically approved near the end of the prior year and granted in equal installments on predetermined dates specified in the approval (currently on the first business day of February, April, July and October of the grant year). The exercise price of each of our stock options is the closing price of our common stock on the Nasdaq Global Market on the date of grant. For all stock option grants, the grant date is established when the Compensation Committee, or its designee, approves the grant and all key terms have been determined.

Other Equity Awards.  In addition to stock options, our 2006 Equity Incentive Plan authorizes us to grant stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and dividend equivalents to employees (including executive officers), directors and consultants. To date, no equity based awards other than stock options have been awarded to any of our executive officers or other employees. However, as noted above, the Compensation Committee is currently evaluating whether to make grants of restricted stock or restricted stock units to all employees of the Company, including executive officers.

Stock Ownership Requirements.  We do not have any equity ownership guidelines or expectations and our equity compensation plans have provided the principal method for our executive officers to acquire equity or equity-linked interests in our company.

Employee Benefits

Benefits offered to executive officers serve a different purpose than do the other elements of total compensation. In general, they provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to executive officers are the same as those that are offered to the general employee population and include health and dental insurance, life insurance, short-and long-term disability, and participation in a 401(k) plan (pursuant to which we make certain matching contributions in common stock). During 2006 and 2007, we also paid for a leased automobile for Dr. Goldstein while he was resident in Denmark.

The Compensation Committee believes that these benefits are consistent with those offered by other comparable companies and specifically with those companies with which we compete for employees. From time to time, our human resources staff obtains data to ensure that such benefit plans and programs remain competitive and reports its findings to the Compensation Committee if necessary.

Employment Contracts

None of the named executive officers has an employment contract with us.

Change of Control Arrangements

We have entered into change of control agreements with each of our executive officers. The Compensation Committee regularly conducts a review of competitive data provided by internally prepared reports and surveys by our compensation consultant, as well as potential costs to us of the change of control agreements under various potential termination scenarios. However, payments which an executive officer would be entitled to receive under the change of control agreements are not typically considered by the Compensation Committee when making annual compensation decisions for the executive officers and generally do not factor into decisions made by the Compensation Committee regarding other compensation elements. Rather, these arrangements are stand-alone agreements designed to promote stability and continuity of senior management and to balance the need for an executive officer’s personal financial security with the need to act in the best interest of our stockholders in a situation involving a potential change of control of the Company.

Information regarding the material terms and potential payments under such agreements for the named executive officers is provided in the section entitled “Potential Payments Upon Termination or Change of Control” on page 28.

Severance Arrangements

Except for the change of control arrangements discussed above, none of our executive officers have any other arrangements that provide for payment of severance benefits or other benefits upon termination (except for accrued vacation and similar benefits otherwise payable to all employees upon a termination).

Nonqualified Deferred Compensation

None of our executive officers participate in non-qualified defined contribution plans or other deferred compensation plans maintained by us. However, our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code.  Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its Chief Executive Officer and any other of its four most highly compensated executive officers. Compensation that qualifies as “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s stockholders. Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of the stock on the date of grant. We ordinarily grant options only at fair market value. Historically, the combined salary and bonus of each executive officer has been below the $1 million limit.

Section 409A of the Internal Revenue Code.  Section 409A of the Internal Revenue Code imposes additional significant taxes in the event that a named executive officer, director or other service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A applies to severance arrangements and equity awards. We intend to design and administer our compensation and benefits plans and arrangements for all of our employees, including executive officers, so that they comply with the requirements of Section 409A.

Compensation Committee Report1

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

COMPENSATION COMMITTEE

Louis G. Lange (Chairman)
Ernest Mario

Summary Compensation Table

The following table sets forth the compensation paid or awarded to each of our named executive officers for services rendered in 2006 and 2007.

					Option	All Other
Name and Principal Position	Year	Salary	Bonus(1)		Awards(2)	Compensation(3)	Total

Russell J. Howard	2007	$500,500	$225,225		$182,020	$14,043	$921,788
Chief Executive Officer and Director	2006	$500,500	$175,175		$140,222	$13,674	$829,571
Elliot Goldstein(4)	2007	$457,449	$126,874		$130,014	170,808	$885,145
Chief Operating Officer	2006	$437,865	$109,466		$261,741	$337,742	$1,146,814
Lawrence W. Briscoe	2007	$356,796	$89,199		$91,010	$15,363	$552,368
Chief Financial Officer and Senior Vice President	2006	$349,800	$69,960		$70,111	$15,008	$504,879
Michael Rabson	2007	$374,992	$112,477		$104,011	$12,594	$604,074
Former General Counsel and Senior Vice President(5)	2006	$357,750	$89,437		$70,111	$12,708	$530,006
Santosh Vetticaden	2007	$298,763	$236,100	(7)	$567,517	$10,959	$1,113,339
Chief Medical Officer and Senior Vice President(6)

(1)	All bonuses represent amounts paid in 2008 and 2007 for services rendered in prior year.

(2)	Reflects compensation expense recognized for financial reporting purposes under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” (“SFAS 123(R)”) for options granted in 2007 and 2006 (but disregarding estimate of forfeitures related to service-based vesting conditions, of which there were none by our named executive officers during 2007 and 2006). The forfeiture rate for 2007 and 2006 related to service-based vesting conditions was 3.6% and 3.3%, respectively. See Note 1 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards.

(3)	Represents (i) in the case of Dr. Howard, group term life insurance premiums of $2,322 for each of 2007 and 2006, group long term disability insurance premiums of $1,471 for 2007 and $1,351 for 2006 and Company contributions under the Company’s 401(k) Plan valued at $10,250 for 2007 and $10,000 for 2006, (ii) in the case of Dr. Goldstein, group term life insurance premiums of $968 for 2007, tax equalization payments of $105,139 in 2007 and $314,498 in 2006 (including a tax equalization payment paid in 2007 related to Dr. Goldstein’s 2006 bonus), vehicle lease payments of $13,177 in 2007 and $21,223 in 2006, a payment of $1,524 in 2007 and

1  The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

$2,021 in 2006 for tax advisory fees, reimbursement of $18,850 for relocation costs and a relocation payment of $31,150 in 2007 in connection with Dr. Goldstein’s relocation to the United States from Denmark, (iii) in the case of Mr. Briscoe, group term life insurance premiums of $3,564 for each of 2007 and 2006, group long term disability insurance premiums of $1,049 in 2007 and $944 in 2006, Company contributions under the Company’s 401(k) Plan valued at $10,250 for 2007 and $10,000 for 2006, and reimbursement of $500 for health club expenses in each of 2007 and 2006, (iv) in the case of Dr. Rabson, group term life insurance premiums of $1,242 for each of 2007 and 2006, group long term disability insurance premiums of $1,102 in 2007 and $966 in 2006, Company contributions under the Company’s 401(k) Plan valued at $10,250 for 2007 and $10,000 for 2006, and reimbursement of $500 for health club expenses in 2006; and (v) in the case of Dr. Vetticaden, group term life insurance premiums of $709 and Company contributions under the Company’s 401(k) Plan valued at $10,250.

(4)	Certain amounts paid in Danish kroner and converted to U.S. dollars at the rate of 0.17928 for 2007, the average exchange rate for the portion of year (through July 2007) that Dr. Goldstein resided in Denmark, and at the rate of 0.16844 for 2006, the average exchange rate for 2006.

(5)	Dr. Rabson resigned as an officer of the Company effective March 31, 2008.

(6)	Dr. Vetticaden began his employment with the Company on February 13, 2007. Dr. Vetticaden’s salary for 2007 reflects a pro-ration of his annual base salary of $337,000.

(7)	Reflects a signing bonus of $135,000 paid in connection with Dr. Vetticaden’s hiring in February 2007 and an annual bonus for 2007 of $101,100.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to the options granted to each of our named executive officers during 2007.

			All Other Option
			Awards: Number of	Exercise or Base	Grant Date Fair
	Grant	Approval	Securities Underlying	Price of Option	Value of Option
Name	Date(1)	Date(2)	Options(3)	Awards ($/Sh)	Awards(4)

Russell J. Howard	01/3/07	12/13/06	87,500	$10.64	$503,090
Chief Executive Officer and	07/2/07	12/13/06	87,500	$8.66	$401,940
Director
Elliot Goldstein	01/3/07	12/13/06	62,500	$10.64	$359,350
Chief Operating Officer	07/2/07	12/13/06	62,500	$8.66	$287,100
Lawrence W. Briscoe	01/3/07	12/13/06	43,750	$10.64	$251,545
Chief Financial Officer and	07/2/07	12/13/06	43,750	$8.66	$200,970
Senior Vice President
Michael Rabson	01/3/07	12/13/06	50,000	$10.64	$287,480
Former General Counsel and	07/2/07	12/13/06	50,000	$8.66	$229,680
Senior Vice President(5)
Santosh Vetticaden	02/13/07	02/8/07	400,000	$11.95	$2,583,000
Chief Medical Officer and Senior Vice President

(1)	Options granted to the named executive officers during 2007 were granted under the Company’s 2006 Equity Incentive Plan.

(2)	Reflects the date on which the grants were approved by the Compensation Committee. In accordance with the Company’s standard grant practices, on December 13, 2006, the Compensation Committee approved annual merit-based option awards for the executive officers to be granted in two equal installments on January 3, 2007 and July 2, 2007. The option granted to Dr. Vetticaden was approved by the Compensation Committee on February 8, 2007 in connection with the start of his employment. All options were granted at the closing price of the Company’s common stock on the date of grant. See “Compensation Discussion and Analysis— Long-Term Equity Incentive Program— Policies with Respect to Equity Compensation Awards.”

(3)	The options granted to the named executive officers (other than Dr. Vetticaden) vested and became exercisable as to 1/4 of the underlying shares on January 1, 2008 and vest as to 1/48 of the underlying shares on a monthly basis thereafter. The option granted to Dr. Vetticaden vested and became exercisable as to 1/4 of the underlying shares on February 12, 2008 and vest as to 1/48 of the underlying shares on a monthly basis thereafter.

(4)	Reflects the grant date fair value of stock options as calculated in accordance with SFAS 123(R) using a Black-Scholes-Merton option valuation model. See Note 1 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards.

(5)	Dr. Rabson resigned as an officer of the Company effective March 31, 2008.

See the section entitled “Compensation Discussion and Analysis” above for a complete description of our compensation policies and plans pursuant to which the amounts listed under the Summary Compensation Table and Grants of Plan-Based Awards Table were paid or awarded and the criteria for such payment or award.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards at December 31, 2007 granted to each of our named executive officers.

	Option Awards
			Equity
			Incentive
	Number of	Number of	Plan Awards:
	Securities	Securities	Number of
	Underlying	Underlying	Securities
	Unexercised	Unexercised	Underlying	Option	Option
	Options	Options	Unexercised	Exercise	Expiration
Name	Exercisable(1)	Unexercisable(1)	Unearned Options	Price	Date

Russell J. Howard	150,000	—	—	$0.75	09/07/2009	(2)
Chief Executive Officer and	16,875	—		$0.75	09/07/2009	(3)
Director	5,625	—		$0.75	09/07/2009	(4)
	282,208	—		$56.875	06/28/2010	(5)
	5,292	—		$56.875	06/28/2010	(5)
	143,750	—		$13.15	04/25/2011	(6)
	44,688	—		$14.14	01/17/2012
	44,688	—		$12.44	03/31/2012
	44,688	—		$10.51	06/30/2012
	44,688	—		$6.74	09/30/2012
	200,000	—		$7.40	01/16/2013	(7)
	100,000	—		$7.29	03/31/2013	(7)
	100,000	—		$10.76	06/30/2013	(7)
	85,677	1,823		$10.41	01/01/2014
	85,677	1,823		$9.55	07/18/2014
	—	50,000		$12.17	01/02/2015	(8)
	132,916	12,084		$12.17	01/02/2015	(9)
	—	50,000		$7.00	06/30/2015	(8)
	132,916	12,084		$7.00	06/30/2015	(9)
	41,927	45,573		$7.89	01/02/2016
	41,927	45,573		$7.53	07/02/2016
	—	87,500		$10.64	01/02/2017
	—	87,500		$8.66	07/01/2017

	Option Awards
			Equity
			Incentive
	Number of	Number of	Plan Awards:
	Securities	Securities	Number of
	Underlying	Underlying	Securities
	Unexercised	Unexercised	Underlying	Option	Option
	Options	Options	Unexercised	Exercise	Expiration
Name	Exercisable(1)	Unexercisable(1)	Unearned Options	Price	Date

Elliot Goldstein	120,000	—	—	$6.88	03/02/2013
Chief Operating Officer	60,000	—		$7.29	03/31/2013
	60,000	—		$10.76	06/30/2013
	30,598	652		$10.41	01/01/2014
	30,598	652		$9.55	07/18/2014
	47,500	—		$12.17	01/02/2015	(10)
	—	32,500		$12.17	01/02/2015	(8)
	47,500	—		$7.00	06/30/2015	(10)
	—	32,500		$7.00	06/30/2015	(8)
	104,217	113,283		$7.89	01/02/2016
	29,947	32,553		$7.53	07/02/2016
	—	62,500		$10.64	01/02/2017
	—	62,500		$8.66	07/01/2017
Lawrence W. Briscoe	187,500	—	—	$32.00	11/30/2010	(11)
Chief Financial Officer and Senior	12,500	—		$32.00	11/30/2010	(12)
Vice President	100,000	—		$13.15	04/25/2011	(13)
	75,000	—		$19.40	06/28/2011	(14)
	35,149	—		$14.14	01/17/2012
	35,149	—		$12.44	03/31/2012
	35,149	—		$10.51	06/30/2012
	35,149	—		$6.74	09/30/2012
	137,500	—		$7.40	01/16/2013	(7)
	68,750	—		$7.29	03/31/2013	(7)
	68,750	—		$10.76	06/30/2013	(7)
	42,838	912		$10.41	01/01/2014
	42,838	912		$9.55	07/18/2014
	—	5,000		$12.17	01/02/2015	(8)
	59,583	5,417		$12.17	01/02/2015	(11)
	—	5,000		$7.00	06/30/2015	(8)
	59,583	5,417		$7.00	06/30/2015	(9)
	20,963	22,787		$7.89	01/02/2016
	20,963	22,787		$7.53	07/02/2016
	—	43,750		$10.64	01/02/2017
	—	43,750		$8.66	07/01/2017

	Option Awards
			Equity
			Incentive
	Number of	Number of	Plan Awards:
	Securities	Securities	Number of
	Underlying	Underlying	Securities
	Unexercised	Unexercised	Underlying	Option	Option
	Options	Options	Unexercised	Exercise	Expiration
Name	Exercisable(1)	Unexercisable(1)	Unearned Options	Price	Date

Michael Rabson	41,748	—	—	$24.23	12/26/2010	(16)
Former General Counsel and Senior	8,252	—		$24.23	12/26/2010	(16)
Vice President(15)	25,000	—		$13.15	04/25/2011	(17)
	22,054	—		$14.14	01/17/2012
	22,054	—		$12.44	03/31/2012
	22,054	—		$10.51	06/30/2012
	22,054	—		$6.74	09/30/2012
	87,500	—		$7.40	01/16/2013	(7)
	43,750	—		$7.29	03/31/2013	(7)
	43,750	—		$10.76	06/30/2013	(7)
	80,781	1,719		$10.41	01/01/2014
	80,781	1,719		$9.55	07/18/2014
	—	30,000		$12.17	01/02/2015	(8)
	45,833	4,167		$12.17	01/02/2015	(9)
	—	30,000		$7.00	06/30/2015	(8)
	45,833	4,167		$7.00	06/30/2015	(9)
	20,963	22,787		$7.89	01/02/2016
	20,963	22,787		$7.53	07/02/2016
	—	50,000		$10.64	01/02/2017
	—	50,000		$8.66	07/01/2017
Santosh Vetticaden	—	400,000	—	$11.95	02/11/2017
Chief Business Officer and Senior Vice President

(1)	Unless otherwise indicated, options vest and become exercisable as to 1/4 of the underlying shares on the first anniversary of the grant date or vesting commencement date and as to 1/48 of the underlying shares on a monthly basis thereafter.

(2)	Option vested and became exercisable in two equal installments on the third and fourth year anniversary of the vesting commencement date.

(3)	Option vested and became exercisable in full on January 1, 2004.

(4)	Option vested and became exercisable in full on September 8, 1999.

(5)	Option vested and became exercisable in four installments over a three-year period beginning on the grant date.

(6)	Option vested and became exercisable in two installments on December 31, 2001 and July 1, 2003.

(7)	The option vested and became exercisable as to 1/6 of the underlying shares on July 1, 2003 and as to 1/36 of the underlying shares on a monthly basis thereafter.

(8)	The option vests and becomes exercisable as to 1/12 of the underlying shares on a monthly basis beginning on February 1, 2008.

(9)	The option vests and becomes exercisable as to 1/24 of the underlying shares on a monthly basis beginning on February 1, 2006.

(10)	Option vested and became exercisable in full on December 1, 2007.

(11)	Option vested and became exercisable in six installments over a four-year period beginning on May 20, 2002.

(12)	Option vested and became exercisable in three equal installments over a four-year period beginning on May 20, 2002.

(13)	Option vested and became exercisable in three installments on December 31, 2001, May 20, 2002 and November 20, 2002.

(14)	Option vested and became exercisable in four equal annual installments beginning on the first anniversary of the vesting commencement date.

(15)	Dr. Rabson resigned as an officer of the Company effective March 31, 2008.

(16)	Option vested and became exercisable in two equal installments on December 6, 2003 and 2004.

(17)	Option vested and became exercisable in full on December 6, 2003.

Option Exercises and Stock Vested Table

The following table includes certain information with respect to options exercised by our named executive officers during 2007.

	Option Awards		Stock Awards
	Number of		Number of	Value
	Shares Acquired	Value Realized	Shares Acquired	Realized
Name	on Exercise	on Exercise(1)	on Vesting	on Vesting

Russell J. Howard	34,700	$368,466	—	—
Chief Executive Officer and Director
Elliot Goldstein	—	—	—	—
Chief Operating Officer
Lawrence W. Briscoe	—	—	—	—
Chief Financial Officer and Senior Vice President
Michael Rabson	—	—	—	—
Former General Counsel and Senior Vice President(2)
Santosh Vetticaden	—	—	—	—
Chief Business Officer and Senior Vice President

(1)	The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold, net of the exercise price for acquiring the shares.

(2)	Dr. Rabson resigned as an officer of the Company effective March 31, 2008.

Potential Payments Upon Termination or Change of Control

We have entered into change of control agreements with each of our executive officers. The change of control agreements provide the executive officers with protection of certain benefits in case of a termination of his or her employment with the Company in connection with a change of control of the Company (as defined in the change of control agreements).

Under the change of control agreements, a change of control occurs upon:

•	a dissolution or liquidation of the Company, a sale of all or substantially all the assets of the Company or a sale of substantially all the assets of the Company’s protein pharmaceutical business;

•	a merger, recapitalization, reorganization, consolidation or other similar transaction in which beneficial ownership of securities of the Company representing at least thirty-five percent (35%) of the combined voting power entitled to vote in the election of directors has changed;

•	an acquisition by any person, entity or group of securities of the Company representing at least thirty-five percent (35%) of the combined voting power entitled to vote in the election of directors; or

•	the individuals who are members of the incumbent board (as defined in the agreement) cease for any reason to constitute at least fifty percent (50%) of the Board.

Under the change of control agreements, if a change of control occurs and, within eighteen (18) months following the change of control, either (x) the Company terminates the executive officer’s employment other than for cause, disability (as each term in defined in the change of control agreements) or death or (y) the executive officer terminates his or her employment with the Company voluntarily with good reason (as defined in the change of control agreements), then in each case:

•	the executive officer is entitled to receive a lump sum payment equal to three times the executive officer’s yearly base salary in effect on the date of termination (without giving effect to any reduction in base salary subsequent to a change of control that constitutes good reason);

•	each of the executive officer’s outstanding equity awards shall have their vesting schedule accelerate in full as of the date of termination;

•	if on the date of termination the executive officer is covered by any Company-paid health, disability, accident and/or life insurance plans or programs, the Company will provide to the executive officer benefits substantially similar to those that the executive officer was receiving immediately prior to the date of termination for up to three (3) years; and

•	the executive officer will also be eligible for and considered for a bonus for the calendar year in which the executive officer’s employment terminates (pro-rated based on the effective date of the executive officer’s termination).

If a change of control occurs and, within eighteen (18) months following the change of control, the executive officer’s employment with the Company is terminated as a result of death or disability, then in each case:

•	each of the executive officer’s outstanding equity awards shall have their vesting schedule accelerated such that vesting shall occur as if the vesting had occurred on a monthly basis from the last date of vesting to the date of termination; and

•	the Company will provide the executive officer and his or her family, if applicable, with health, disability, accident and/or life insurance benefits as described above.

For the purposes of the change of control agreements, “good reason” means: (i) any material reduction of the executive officer’s duties, authority or responsibilities relative to the executive officer’s duties, authority, or responsibilities as in effect immediately before such reduction; (ii) a reduction by the Company in the base salary of the executive officer, or of twenty-five percent (25%) or more in the target bonus opportunity of such executive officer, as in effect immediately before such reduction; (iii) the relocation of the executive officer to a facility or a location more than thirty (30) miles from the executive officer’s then present business location; (iv) a material breach by the Company of any provision of the change of control agreement or (v) any failure of the Company to obtain the assumption of the change of control agreement by any successor or assign of the Company.

Prior to a change of control of the Company, the right to receive benefits under any change of control agreement will automatically terminate on the date upon which the executive officer ceases to be an executive officer, for any reason or no reason, as evidenced by the written resignation of such executive officer, by action of the Board removing such executive officer as an executive officer of the Company or otherwise.

We intend the change of control agreements to comply with requirements of Section 409A of the Internal Revenue Code and expect that we will be required to amend these agreements to ensure that the arrangements are either exempt from, or satisfy the requirements of, Section 409A.

In addition to the change of control agreements described above, we from time to time enter into consulting arrangements with certain key employees, including executive officers, in connection with their resignation or other termination of their employment. On February 29, 2008, the Company entered into a consulting agreement with Dr. Michael Rabson in connection with his resignation from the Company on March 31, 2008. Under the agreement, which became effective on April 1, 2008, Dr. Rabson will receive an hourly fee of $350 for any consulting services he provides to us, and during the term of the agreement certain vested stock options held by Dr. Rabson as of

March 31, 2008 will continue to be exercisable in accordance with their existing terms. The agreement expires on December 31, 2008, unless earlier terminated in accordance with its terms.

Estimated Potential Payments

The table below sets forth the estimated current value of potential payments and benefits to each of the named executive officers in connection with a qualifying termination within 18 months following a change of control and the death or disability of the named executive officer within 18 months following a change of control. The amounts shown assume that the triggering events occurred on December 31, 2007 and do not include (i) benefits earned during the term of the named executive officer’s employment that are available to all employees, such as accrued vacation; and (ii) benefits paid by insurance providers under life and disability policies. The actual amounts or value to be paid to or received by the executive officer can only be determined at the time of such executive officer’s separation from the Company.

	Potential Payment or Benefit
Triggering Event		Dr. Howard	Dr. Goldstein	Mr. Briscoe	Dr. Rabson(4)	Dr. Vetticaden

Change of Control	Cash payment(1)	$1,726,725	$1,499,221	$1,159,587	$1,237,453	$1,112,100
and Termination by Company Without Cause or by	Acceleration of unvested stock options(2)	$93,113	$65,611	$25,313	$49,776	$0
Executive for Good Reason	Continuing health, disability, accident and/or life insurance benefits(3)	$60,237	$60,237	$44,040	$60,237	$49,103

	Total	$1,880,075	$1,625,069	$1,228,940	$1,347,466	$1,161,203

Change of Control	Cash payment(1)	$0	$0	$0	$0	$0
and Termination Due to Death or Disability	Acceleration of unvested stock options(2)	$93,113	$65,611	$25,313	$49,776	$0
	Continuing health, disability, accident and/or life insurance benefits(3)	$60,237	$60,237	$44,040	$60,237	$49,103

	Total	$153,350	$125,848	$69,353	$110,013	$49,103

(1)	Reflects three (3) times the executive’s annual base salary as of December 31, 2007, plus the executive officer’s 2007 bonus.

(2)	Reflects the intrinsic value of the aggregate in-the-money options that would become vested before the applicable stated vesting date as a result of a qualifying termination in connection with a change of control. The intrinsic value is the aggregate difference between the closing price of our common stock on December 31, 2007 ($8.03) and the exercise prices of the accelerated options, if less than $8.03.

(3)	Reflects the estimated cost of premiums for 3 years for group medical, dental, life and disability programs, based on the premiums in effect at December 31, 2007.

(4)	Dr. Rabson resigned as an officer of the Company effective March 31, 2008. The Company’s consulting agreement with Dr. Rabson does not provide for any minimum or maximum payment by the Company or time commitment by Dr. Rabson and, as a result, we are unable to estimate the potential future payments to Dr. Rabson, if any, under this agreement.

DIRECTOR COMPENSATION

Non-employee directors of the Company are paid an annual retainer of $25,000. The Chairs of the Audit Committee, Compensation Committee, and Strategy Committee receive an additional annual retainer of $15,000. The Chair of the Board receives an additional annual retainer of $20,000. Each non-employee director receives a meeting fee of $2,500 for each regularly scheduled Board meeting attended and $1,000 for each Committee meeting attended. No additional amounts are currently payable for special assignments.

Non-employee directors also receive nondiscretionary, automatic grants of options to purchase 20,000 shares of Company common stock on the date that the director first is appointed or elected to the Board. In addition, non-employee directors receive nondiscretionary, automatic grants of options to purchase 17,500 shares of Company common stock each year on the date of the first meeting of the Board immediately following each annual meeting of stockholders of the Company (even if held on the same day as the meeting of stockholders); provided that the director both (a) is a non-employee director on that date, and (b) has continuously served as a director for longer than six months.

The initial grants and the subsequent grants are made under the Company’s 1999 Nonemployee Directors Stock Option Plan and/or the Company’s 2006 Equity Incentive Plan. Both the initial grants and each of the subsequent grants vest in full and are immediately exercisable on the date of grant, subject to the Company’s right to repurchase the underlying shares. For the initial grants, such right of repurchase generally lapses as to 25% of the underlying shares on each of the first four anniversaries of the date of grant while the right of repurchase for the subsequent grants generally lapses in full on the first anniversary of the date of grant, in each case provided the director continues as a director of the Company. Upon a change in control of the Company, each option granted to a non-employee director will vest in full immediately and automatically and any repurchase right will lapse in full immediately and automatically.

In addition to the compensation paid to Mr. Isaac Stein for his services as a member of the Board and Chairman of the Board, in 2006 the Company entered into a consulting agreement with Waverley Associates, Inc. (“Waverley”), a private investment firm for which Mr. Stein is the president and sole stockholder. Under this consulting arrangement, the Company pays consulting fees to Waverley and has granted Mr. Stein an option to purchase shares of the Company’s common stock. See “Related Party Transactions.” The amounts paid to Waverley in 2007 under the consulting agreement are included in the table below.

The following table shows compensation paid, earned or awarded to each of the non-employee members of our Board for 2007. Dr. Howard, our Chief Executive Officer, receives no additional compensation for his service as a director.

	Fees Earned or	Option	All Other
Name	Paid in Cash	Awards(1)	Compensation		Total

Isaac Stein, Chairman	$70,000	$26,041	$289,992	(2)	$386,033
M.R.C. Greenwood	$35,000	$26,041	—		$61,041
Louis G. Lange	$50,000	$26,041	—		$76,041
Ernest Mario	$32,500	$26,041	—		$58,541
Gordon Ringold	$35,000	$26,041	—		$61,041
James R. Sulat	$50,000	$26,041	—		$76,041

(1)	Reflects compensation expense recognized for financial reporting purposes under SFAS 123(R) for the year ended December 31, 2007 (but disregarding estimate of forfeitures related to service-based vesting conditions, of which there were none by our directors during 2007). The forfeiture rate for 2007 related to service-based vesting conditions was 3.6%. See Note 1 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards.

Each director named above received a grant on May 30, 2007 of 5,000 stock options with a grant date fair value under SFAS 123(R) of $26,041.

The table below shows the aggregate numbers of stock awards and option awards outstanding for each non-employee director as of December 31, 2007.

Aggregate Option Awards
Outstanding as of
Name	December 31, 2007

Isaac Stein, Chairman	290,000
M.R.C. Greenwood	47,250
Louis G. Lange	55,000
Ernest Mario	80,000
Gordon Ringold	40,000
James R. Sulat	70,000

(2)	Represents cash amounts paid or payable to Waverley during 2007 in accordance with the above referenced consulting agreement.

RELATED PARTY TRANSACTIONS

Consulting Arrangements

On April 1, 2006, the Company entered into a two-year consulting agreement with Waverley Associates, Inc. (“Waverley”), a private investment firm for which Mr. Isaac Stein is the president and sole stockholder. Mr. Stein also currently serves as Chairman of our Board. Pursuant to the terms of the agreement, Waverley makes the consulting services of Mr. Stein available to assist the Company and its affiliates and their respective management, employees and agents regarding the business of the Company. In consideration for Mr. Stein’s services, the Company pays consulting fees to Waverley of $24,166 per month. In addition, pursuant to the terms of the agreement, the Company granted Mr. Stein an option to purchase 250,000 shares of the Company’s common stock. The option has an exercise price of $8.29 per share and became fully vested and exercisable in May 2007. The option has been granted under and is subject to the terms of the 1997 Plan and a related stock option agreement. Mr. Stein will continue to serve as Chairman of the Board, but resigned as a member of the Company’s Audit and Compensation Committees, effective March 28, 2006. In December 2007, our board of directors approved the extension of the term of the consulting agreement for an additional one-year period, until March 31, 2009, unless earlier terminated in accordance with its terms. Mr. Stein will continue to receive remuneration for his service as a member of the Board and as Chairman of the Board. The amount paid or payable to Waverley under the consulting agreement during 2007 is set forth in the Director Compensation table above.

On February 29, 2008, the Company entered into a consulting agreement with Dr. Michael Rabson in connection with his resignation from the Company on March 31, 2008. Under the agreement, which became effective on April 1, 2008, Dr. Rabson will receive an hourly fee of $350 for any consulting services he provides to us, and during the term of the agreement certain vested stock options held by Dr. Rabson will continue to be exercisable in accordance with their existing terms. The agreement does not provide for any minimum or maximum payment by the Company or time commitment by Dr. Rabson and, as a result, we are unable to estimate the potential future payments to Dr. Rabson, if any, under this agreement. The agreement expires on December 31, 2008, unless earlier terminated in accordance with its terms.

Tax Equalization Arrangement

On November 20, 2006, the Company entered into a letter agreement with Elliot Goldstein, the Company’s Chief Operating Officer and a named executive officer, under which the Company paid to Dr. Goldstein tax equalization payments in the aggregate amount of 586,452 Danish kroner (approximately US$105,000) covering the period from February 2007 to July 2007. In accordance with this letter agreement, the Company also made a separate tax equalization payment to Dr. Goldstein in January 2007 of 374,982 Danish kroner (approximately US$63,078) reflecting 57.7% of his bonus for 2006. The payments were designed to allow Dr. Goldstein to maintain his net income under the Danish expatriate tax regime. This letter agreement extended Dr. Goldstein’s prior arrangement, established in March 2005, under which the Company provided Dr. Goldstein with tax equalization payments in the aggregate amount of 1,492,138 Danish kroner (approximately US$268,674) covering the period from February 2006 to February 2007. In August 2007, Dr. Goldstein relocated to the United States and the tax equalization payments were discontinued. The tax equalization payments made to Dr. Goldstein in 2006 and 2007 are included in the Summary Compensation Table on page 23.

Change of Control Arrangements

We have entered into change of control agreements with each of our executive officers. Information regarding the material terms and potential payments under such agreements for the named executive officers is provided in the section entitled “Potential Payments Upon Termination or Change of Control” on page 28.

Indemnity Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

Policies and Procedures

Our Code of Business Conduct and Ethics for Employees, Executive Officers and Directors establishes the corporate standards of behavior for all our employees, officers, and directors and generally prohibits transactions that result in a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. Our Code of Business Conduct requires all employees, officers, and directors to report potential conflicts of interest. A copy of the Code of Business Conduct is available on our website at www.maxygen.com under “Corporate Governance.” In addition, our Corporate Governance Guidelines require that, on an annual basis, each director and executive officer complete a Director and Officer Questionnaire identifying any transactions with us in which the executive officer or director or their family members have an interest. A copy of the Company’s Corporate Governance Guidelines is available on our website at www.maxygen.com under “Corporate Governance.” The Corporate Governance and Nominating Committee is responsible for reviewing and approving any waiver or exception to our Code of Business Conduct that involves a director or executive officer. This obligation is set forth in writing in the Corporate Governance and Nominating Committee charter, a copy of which is available on our website at www.maxygen.com under “Corporate Governance.” However, in certain cases, a committee consisting of all independent directors has approved a transaction.

STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2009 Annual Meeting of Stockholders pursuant to Exchange Act Rule 14a-8 is December 31, 2008. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations including a requirement that the Company receive notice of any proposal or nomination at least 120 days before the first anniversary of the 2007 Annual Meeting of Stockholders. The Company’s Bylaws are set forth on our website at www.maxygen.com under “Corporate Governance” and may also be obtained by writing to our Corporate Secretary at 515 Galveston Drive, Redwood City, California 94063.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely upon its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements were met during 2007.

HOUSEHOLDING

As permitted by the Exchange Act, only one copy of this Proxy Statement and the accompanying Annual Report are being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of the Company’s proxy statements and annual reports.

The Company will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement and Annual Report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed in writing to Investor Relations, Maxygen, Inc., 515 Galveston Drive, Redwood City, California 94063 or by telephone to Investor Relations, Maxygen, Inc. (650) 298-5300. Stockholders wishing to receive separate copies of the Company’s proxy statements and annual reports in the future, and stockholders sharing an address that wish to receive a single copy of the Company’s proxy statements and annual reports if they are receiving multiple copies of the Company’s proxy statements and annual reports, should also direct requests as indicated in the preceding sentence.

ADDITIONAL INFORMATION

The Company’s Annual Report for the fiscal year ended December 31, 2007 is being mailed with this Proxy Statement to stockholders of the Company.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors

John M. Borkholder
Secretary

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

      Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2 .

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 — M.R.C. Greenwood	☐	☐	02 — Russell J. Howard	☐	☐	03 — Louis G. Lange	☐	☐

	04 — Ernest Mario	☐	☐	05 — Gordon Ringold	☐	☐	06 — Isaac Stein	☐	☐

	07 — James R. Sulat	☐	☐

		For	Against	Abstain

2.	To ratify the selection of Ernst & Young LLP as the independent registered accounting firm of the Company for the fiscal year ending December 31, 2008.	☐	☐	☐	3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 Please keep signature within the box.	Signature 2 Please keep signature within the box.

/	/

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Maxygen, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF MAXYGEN, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 30, 2008
The undersigned hereby appoints Lawrence W. Briscoe and John Borkholder, or either of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Maxygen, Inc. (the “Company”) to be held at 8:30 a.m. local time on Friday, May 30, 2008, at the offices of Maxygen, Inc., 301 Galveston Drive, Redwood City, California 94063, and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters stated on the reverse side.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE SEVEN NOMINEES AND FOR ALL OTHER PROPOSALS. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Proxy. Only stockholders of record at the close of business on April 2, 2008 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.